Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monmouth Real Estate Investment Corporation

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-146902), on Form S-3D (File Nos. 333-209856, 333-205304 and 333-196820) and on Form S-3 (File Nos. 333-206187) of Monmouth Real Estate Investment Corporation of our reports dated November 25, 2016, with respect to the consolidated financial statements and schedule of Monmouth Real Estate Investment Corporation, and the effectiveness of internal control over financial reporting included in this Annual Report on Form 10-K for the year ended September 30, 2016.

/s/ PKF O’Connor Davies, LLP

New York, New York

November 25, 2016

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